SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 21, 2009

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 1.01   Entry into a Material Definitive Agreement.

On October 21, 2009, LCNB Corp. (“LCNB”) entered into a Repurchase Letter Agreement (the “Repurchase Agreement”) with the United States Department of the Treasury (“Treasury”) pursuant to which LCNB repurchased all 13,400 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) that it issued and sold to Treasury on January 9, 2009 under Treasury’s Troubled Asset Relief Program Capital Purchase Program.  The aggregate purchase price paid by LCNB to Treasury for the Preferred Stock was $13,522,833.33, including $122,833.33 of accrued and unpaid dividends.  A copy of the Repurchase Agreement is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

The Preferred Stock was originally sold and issued to Treasury under a Securities Purchase Agreement by and between LCNB and Treasury dated January 9, 2009 (the “Securities Purchase Agreement”) together with a warrant (the “Warrant”) to purchase 217,063 shares of LCNB’s common stock at an exercise price of $9.26 per share.  LCNB does not intend to repurchase the outstanding Warrant.  As a result, pursuant to the terms of the Repurchase Agreement, LCNB must issue and deliver to Treasury a substitute warrant that omits Section 13(H) of the current Warrant no later than November 5, 2009, fifteen days following the execution of the Repurchase Agreement.  Section 13(H) of the Warrant provides for a 50 percent reduction in the number of shares of common stock subject to the Warrant in the event LCNB receives $13.4 million in one or more qualified equity offerings.

Item 8.01   Other Events.

As a result of the repurchase of the Preferred Stock, LCNB will record a reduction in undivided profits of approximately $463,000 in the fourth quarter of 2009 associated with accelerated discount accretion related to the difference between the amount at which the Preferred Stock sale was initially recorded and its repurchase price. The Preferred Stock dividend and the acceleration of the accretion will reduce the fourth quarter’s net income available to common shareholders and earnings per common share.

On October 21, 2009, LCNB issued a press release announcing that LCNB repurchased the Preferred Stock issued to Treasury.  A copy of the October 21, 2009 press release is attached hereto as Exhibit 99.1 and furnished under this item 8.01.

Item 9.01   Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description

10.1

Repurchase Letter Agreement dated October 21, 2009 by and between LCNB Corp. and the United States Department of the Treasury

99.1

Press release dated October 21, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LCNB CORP.

Date: October 21, 2009	By: /s/ Robert C. Haines II
Robert C. Haines II Chief Financial Officer